Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

Tempo Automation, Inc.

San Francisco, California

We hereby consent to the use in the Proxy Statement/Prospectus constituting a part of this Registration Statement on Form S-4 of our report dated March 16, 2022, relating to the financial statements of Tempo Automation, Inc., which is contained in that Proxy Statement/Prospectus. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the Proxy Statement/Prospectus.

/s/ BDO USA, LLP

San Jose, California
March 16, 2022